                                                                    EXHIBIT 99.2

                           BRADLEY REAL ESTATE, INC.

           INDEX TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                                                                           PAGE
                                                                                           ----

Pro Forma Condensed Combined Balance Sheet as of March 31, 1998.........................    76

     Notes to Pro Forma Condensed Combined Balance Sheet................................    77

     Pro Forma Condensed Balance Sheet to reflect Prior Bradley Transactions as of
        March 31, 1998..................................................................    79

Pro Forma Condensed Combined Statement of Income for the three months ended
   March 31, 1998.......................................................................    80

     Notes to Pro Forma Condensed Combined Statement of Income..........................    81

     Pro Forma Condensed Statement of Income to reflect Prior Bradley Transactions for
        the three months ended March 31, 1998...........................................    83

Pro Forma Condensed Combined Statement of Income for the year ended December 31, 1997...    86

     Notes to Pro Forma Condensed Combined Statement of Income..........................    87

     Pro Forma Condensed Statement of Income to reflect Prior Bradley Transactions for
        the year ended December 31, 1997................................................    89


                           BRADLEY REAL ESTATE, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 1998
                                  (UNAUDITED)

     This unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Merger had been consummated on March 31, 1998. The Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of Bradley's management, all adjustments necessary to reflect the effects of this transaction have been made. The accompanying pro forma condensed combined financial statements have been prepared based on pro forma adjustments to pro forma and historical financial statements of Bradley and historical financial statements of Mid-America.

     This unaudited Pro Forma Condensed Combined Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual financial position of Bradley would have been at March 31, 1998, nor does it purport to represent the future financial position of Bradley. This unaudited Pro Forma Condensed Combined Balance Sheet should be read in conjunction with, and is qualified in its entirety by the pro forma condensed balance sheet of Bradley and the respective historical financial statements and notes thereto of Bradley and Mid-America incorporated by reference into this Proxy Statement/Prospectus.

                                                                                                       BRADLEY
                                                       BRADLEY                                         PRO FORMA
                                                      PRO FORMA                      PRO FORMA        AS ADJUSTED
                                                        PRIOR       MID-AMERICA       MERGER            FOR THE
                                                   TRANSACTIONS(A)   HISTORICAL    ADJUSTMENTS (B)       MERGER
                                                   ---------------  ------------  ------------------  ------------
                                                                (IN THOUSANDS EXCEPT PER SHARE DATA)
ASSETS
Real estate investments, at cost.................      $815,062        $152,716         $(10,926)        $956,852
Accumulated depreciation and amortization........       (44,582)        (34,161)          34,161          (44,582)
                                                       --------        --------         --------         --------
  Net real estate investments....................       770,480         118,555           23,235          912,270

Cash and cash equivalents........................         2,505              --               --            2,505
Rents and other receivables......................        12,120           2,285           (1,106)(C)       13,299
Investment in partnership........................            --          14,943           (1,656)          13,287
Deferred charges and other assets................        17,699           3,912           (2,927)(D)       18,684
                                                       --------        --------         --------         --------
  Total assets...................................      $802,804        $139,695         $ 17,546         $960,045
                                                       ========        ========         ========         ========

LIABILITIES
Mortgage loans...................................        80,718          49,499          (11,417)(E)      118,800
Unsecured notes payable..........................       199,496              --               --          199,496
Lines of credit..................................       119,479          11,951           18,310 (F)      149,740
Accounts payable, accrued expenses and
 other liabilities...............................        24,471           1,849               49           26,369
                                                       --------        --------         --------         --------
  Total liabilities..............................       424,164          63,299            6,942          494,405
                                                       --------        --------         --------         --------

Minority interest................................        19,803              --               --           19,803
                                                       --------        --------         --------         --------

SHARE OWNERS' EQUITY
Series A Preferred Stock and paid-in capital.....            --              --           87,000 (G)       87,000
Common stock at par..............................           237              83              (83)(G)          237
Additional paid-in capital.......................       343,733         119,730         (119,730)(G)      343,733
Accumulated earnings in excess of distributions..        14,867         (43,417)          43,417 (G)       14,867
                                                       --------        --------   --------------         --------
  Total share owners' equity.....................       358,837          76,396           10,604          445,837
                                                       --------        --------         --------         --------
     Total liabilities and share owners'
       equity....................................      $802,804        $139,695         $ 17,546         $960,045
                                                       ========        ========         ========         ========

____________________

NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET

(A) See page 79 for the pro forma condensed balance sheet giving effect to prior Bradley transactions.

(B) Represents adjustments to record the Merger in accordance with the purchase method of accounting, based upon a purchase price of approximately $157.2 million, which assumes a value of $25 per share of Series A Preferred Stock, computed as follows (in thousands):

        Issuance of Series A Preferred Stock..........................  $ 87,000
        Assumption of Mid-America liabilities.........................    63,299
        Adjustment to increase mortgage debt to estimated fair value..     2,043
        Estimated Merger costs........................................     4,850
                                                                        --------

                                                                        $157,192
                                                                        ========

(C) Represents the write-off of the portion of the Mid-America accounts receivable representing deferred rents arising from Mid-America recognition of rental income on a straight-line basis in accordance with generally accepted accounting principles. Bradley, as the surviving corporation, will recognize rental income on a straight-line basis over the remaining terms of the Mid-America leases in accordance with generally accepted accounting principles.

(D) Represents the adjustment of Mid-America's carrying value of deferred charges to the estimated fair values in accordance with the purchase method of accounting. Organization costs, leasing costs and management contracts of Mid-America were deemed to have no future value to Bradley and were written-off in accordance with the purchase method of accounting. Other assets were adjusted to the estimated fair values as of March 31, 1998.
    The amounts represented by these adjustments are summarized below (in thousands):

        Leasing costs...........................................  $ 2,693
        Decrease in value of TIF bonds..........................    1,581
        Loan costs..............................................    1,319
        Management contract.....................................      893
        Other...................................................      406
        Increase in cash surrender value of executive benefits..      (35)
        Less accumulated amortization...........................   (3,930)
                                                                  -------

        Pro forma adjustment....................................  $ 2,927
                                                                  =======
(E) Represents the expected prepayment of Mid-America mortgage debt funded with Bradley's line of credit, and the adjustment to the carrying value of the remaining Mid-America mortgage debt to the estimated fair values at March 31, 1998, as follows (in thousands):

        Expected amount of Mid-America mortgage debt
         to be prepaid.........................................  $(13,460)
        Adjustment to estimated fair value for remaining
         mortgage debt.........................................     2,043
                                                                 --------

        Pro forma adjustment...................................  $(11,417)
                                                                 ========

(F) Estimated payments for fees and expenses related to the Merger are as follows (in thousands):

        Investment advisory fees...................................  $ 1,770
        Termination and severance..................................    1,160
        Legal and accounting.......................................    1,015
        Real estate due diligence and closing costs................      614
        Other......................................................      145
        Printing and filing fees...................................       96
        D&O insurance..............................................       50
                                                                     -------
                                                                       4,850
        Expected amount of Mid-America mortgage debt prepaid with
            Bradley's line of credit...............................   13,460
                                                                     -------
        Pro forma adjustment.......................................  $18,310
                                                                     =======

(G) To adjust Mid-America's capital accounts to reflect the issuance of 3,480,000 shares of Series A Preferred Stock in exchange for all of the outstanding shares of Mid-America Common Stock at an Exchange Ratio of 0.42 shares of Series A Preferred Stock for each outstanding share of Mid-America Common Stock, as follows (in thousands):


                                                                                                      SERIES A
                                                                                                      PREFERRED
                                                                                                      STOCK AND
                                                             COMMON    PAID-IN      DISTRIBUTION IN    PAID-IN
                                                             SHARES    CAPITAL    EXCESS OF EARNINGS   CAPITAL
                                                             -------  ----------  -------------------  -------
Issuance of Series A Preferred Stock..................       $    --   $     --        $     --        $87,000
Mid-America's historical stockholders'
equity................................................       $    83    119,730         (43,417)         --
                                                             -------   --------   ------------------   -------
Pro forma adjustment..................................       $   (83)  $(119,730)      $ 43,417        $87,000
                                                             =======   =========   ==================  =======

                       PRO FORMA CONDENSED BALANCE SHEET
                     TO REFLECT PRIOR BRADLEY TRANSACTIONS
                                 MARCH 31, 1998
                                  (UNAUDITED)

    From March 31, 1998 through May 30, 1998, Bradley has acquired an additional six shopping centers and has entered into contracts to acquire an additional eight properties, which management believes will close. The aggregate purchase price of these transactions is expected to be approximately $155 million. See "The Companies-Bradley."

    Subsequent to March 31, 1998, Bradley entered into a contract to sell One North State for approximately $84.5 million subject to normal and customary closing costs and adjustments with the proceeds assumed to be used to pay down Bradley's line of credit. See "The Companies-Bradley." In addition, in May 1998, Bradley sold Holiday Plaza, a shopping center in Cedar Falls, Iowa, for approximately $1.9 million.

    The unaudited Pro Forma Condensed Balance Sheet of Bradley is presented as if the acquisitions (including the probable acquisitions), and the dispositions (including the probable disposition), described above, had been consummated on March 31, 1998.

                                              MARCH 31, 1998     ACQUISITION    DISPOSITION
                                                HISTORICAL     ADJUSTMENTS (A)  ADJUSTMENTS (B)  PRO FORMA
                                              ---------------  ---------------  ---------------  ----------
                                                                     (IN THOUSANDS)
       ASSETS

Real estate investments --at cost...........        $660,096         $154,966         $     --    $815,062
Accumulated depreciation and amortization...         (44,582)              --               --     (44,582)
                                                    --------         --------         --------    --------
Net real estate investments.................         615,514          154,966               --     770,480
Real estate investments held for sale.......          54,565               --          (54,565)         --
Other assets:
  Cash and cash equivalents.................           2,505               --               --       2,505
  Rents and other receivables...............          14,117               --           (1,997)     12,120
  Deferred charges, net and other assets....          18,223               --             (524)     17,699
                                                    --------         --------         --------    --------
Total assets................................        $704,924         $154,966         $(57,086)   $802,804
                                                    ========         ========         ========    ========

LIABILITIES AND SHARE OWNERS' EQUITY

Mortgage loans..............................          50,966           29,752               --      80,718
Unsecured notes payable.....................         199,496               --               --     199,496
Line of credit..............................          79,100          125,214          (84,835)    119,479
Accounts payable, accrued expenses and
  other liabilities.........................          27,798               --           (3,327)     24,471
                                                    --------         --------         --------    --------
Total liabilities...........................         357,360          154,966          (88,162)    424,164
                                                    --------         --------         --------    --------
Minority interest...........................          19,146               --              657      19,803
                                                    --------         --------         --------    --------

Share owners' equity
  Common stock at par.......................             237               --               --         237
  Additional paid-in capital................         343,733               --               --     343,733
  Accumulated earnings in excess
    of distributions........................         (15,552)              --           30,419      14,867
                                                    --------         --------         --------    --------

Total share owners' equity..................         328,418               --           30,419     358,837
                                                    --------         --------         --------    --------

Total liabilities and share owners' equity..        $704,924         $154,966         $(57,086)   $802,804
                                                    ========         ========         ========    ========

EXPLANATORY NOTES

(A) Adjustments represent acquisitions of properties subsequent to March 31, 1998 that have been completed, or that are probable of completion.

(B) Adjustments represent the sale of Holiday Plaza subsequent to March 31, 1998, and the probable disposition of One North State for net sales proceeds of approximately $1.9 million and $84.5 million subject to normal and customary closing costs and adjustments, respectively, and the application of the net proceeds to pay down Bradley's line of credit.

                           BRADLEY REAL ESTATE, INC.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

    This unaudited Pro Forma Condensed Combined Statement of Income is presented as if the Merger had been consummated on January 1,1997 and with Bradley qualifying as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the period January 1, 1997 through March 31, 1998. The Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No.
16. In the opinion of Bradley's management, all adjustments necessary to reflect the effects of these transactions have been made.

    This unaudited Pro Forma Condensed Combined Statement of Income is presented for comparative purposes only and is not necessarily indicative of what the actual results of operations of Bradley would have been for the period presented, nor does it purport to represent the results to be achieved in future periods. This unaudited Pro Forma Condensed Combined Statement of Income should be read in conjunction with, and is qualified in its entirety by the pro forma condensed statement of income of Bradley and the respective historical financial statements and the notes thereto of Bradley and Mid-America, incorporated by reference into this Proxy Statement/Prospectus.

                                                              THREE MONTHS ENDED MARCH 31, 1998
                                                              ---------------------------------
 v                                                                                                     BRADLEY
                                                       BRADLEY                                        PRO FORMA
                                                      PRO FORMA                        PRO FORMA     AS ADJUSTED
                                                        PRIOR        MID-AMERICA        MERGER           FOR
                                                   TRANSACTIONS(A)  HISTORICAL(B)     ADJUSTMENTS       MERGER
                                                   ---------------  --------------  ---------------  ------------
                                                                (IN THOUSANDS EXCEPT PER SHARE DATA)
Income:
 Rental income...................................   $    29,821          $5,646     $        --      $    35,467
 Other income....................................           640             166              --              806
                                                    -----------          ------     -----------      -----------
   Total revenue.................................        30,461           5,812              --           36,273
                                                    -----------          ------     -----------      -----------

Expenses:
 Operations, maintenance and management..........         4,408             899              --            5,307
 Real estate taxes...............................         5,031             760              --            5,791
 Mortgage and other interest.....................         7,224           1,341            (173)(C)        8,392
 General and administrative......................         1,403             544            (323)(D)        1,624
 Depreciation and amortization...................         5,793           1,238            (470)(E)        6,561
                                                    -----------          ------     -----------      -----------
   Total expenses................................        23,859           4,782            (966)          27,675
                                                    -----------          ------     -----------      -----------

Income before equity in earnings of partnership
 and allocation to minority interest.............         6,602           1,030             966            8,598
Equity in earnings of partnership................            --             265              65(E)           330
Income allocated to minority interest............          (383)             --              --             (383)
                                                    -----------          ------     -----------      -----------

Net income.......................................         6,219           1,295           1,031            8,545
Preferred share distributions....................            --              --          (1,827)(F)       (1,827)
                                                    -----------          ------     -----------      -----------
Net income attributable to common stock..........   $     6,219          $1,295          $ (796)     $     6,718
                                                    ===========          ======     ===========      ===========

Weighted average number of
 common shares outstanding-basic(G)..............    23,532,849                                       23,532,849
Basic net income per
 common share(G).................................         $0.26                                            $0.29
                                                    ===========                                      ===========


____________________

NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(A) See page 83 for the pro forma condensed statement of income giving effect to prior Bradley transactions.

(B) Represents historical operating results as reported by Mid-America for the three months ended March 31, 1998.

(C) Represents the net reduction in interest expense for the prepayment of certain Mid-America mortgage indebtedness with Bradley's line of credit at Bradley's current interest rate of 6.5%, combined with the reduction in interest expense to reflect the estimated market interest rate of approximately 7.25%, in accordance with the purchase method of accounting, partially offset by an increase in interest expense for the payment of fees and expenses related to the merger of approximately $4,850,000, at an interest rate of 6.5%, as follows (in thousands):


     Elimination of historical interest on mortgages expected to be prepaid...  $(528)
     Interest on Bradley's line of credit expected to be used to prepay debt..    413
     Reduction of Mid-America interest to reflect a market rate...............   (137)
     Interest on Bradley's line of credit for merger fees
       and expenses...........................................................     79
                                                                                -----

     Pro forma adjustment.....................................................  $(173)
                                                                                =====

(D) Represents general and administrative cost savings which have been estimated based upon historical costs for those items which will be eliminated as a result of the Merger, as follows (in thousands):

     Salaries and benefits............  $227
     D&O insurance and director fees..    46
     Professional fees................    37
     Other............................    13
                                        ----

     Pro forma adjustment.............  $323
                                        ====

(E) Depreciation and amortization changes relate to recording Mid-America's properties at Bradley's purchase price, the related depreciation utilizing an estimated useful life of 39 years and a depreciable basis of approximately $119,771,000, and the elimination of historical amortization of Mid-America deferred assets in accordance with the purchase method of accounting, as follows (in thousands):

     Pro forma depreciation expense ($119,771 over 39 years).....     $768
     Mid-America depreciation and amortization...................   (1,238)
                                                                    ------

     Pro forma adjustment........................................    $(470)
                                                                     =====

     The pro forma adjustment to the equity in earnings of partnership reflects the adjustment to depreciation and amortization of the partnership resulting from recording the investment in partnership at Bradley's purchase price.

(F) Preferred share distributions are calculated using an annual dividend rate of $2.10 per share for 3,480,000 shares of Series A Preferred Stock pro rated for the period presented.

(G) A reconciliation of the numerator and denominator used to compute basic earnings per share ("EPS") to the numerator and denominator used to compute diluted EPS is as follows:


                                                       BRADLEY AS ADJUSTED FOR MERGER
                                                     NUMERATOR   DENOMINATOR  PER SHARE
                                                     ----------  -----------  ---------

     Basic EPS:
     Net income attributable to common stock.....    $6,718,000   23,532,849      $0.29

     Effect of dilutive securities:
     Dilutive options exercised..................            --       54,379
     Conversion of LP Units......................       383,000    1,435,311
                                                     ----------   ----------

     Diluted EPS:
     Net income attributable to common stock.....    $7,101,000   25,022,539      $0.28
                                                     ==========   ==========  =========

                           BRADLEY REAL ESTATE, INC.

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                     TO REFLECT PRIOR BRADLEY TRANSACTIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

     During the period from January 1, 1998 through May 30, 1998, Bradley acquired 11 shopping centers at an aggregate cost of approximately $93.7 million. Consideration paid for such acquisitions included cash (provided primarily from the bank line of credit) and assumption of mortgage indebtedness. In addition, as of June 1, 1998, Bradley has entered into contracts to acquire an additional eight shopping centers for an estimated aggregate purchase price of approximately $94.8 million, which it believes will close. See "The Companies-Bradley."

     On January 28, 1998, Bradley, through BOLP, issued $100 million of 7.2% ten-year unsecured Notes maturing January 15, 2008 (the "January 1998 Debt Issuance"). The effective interest rate on the unsecured Notes is approximately 7.61%. The issue was rated "BBB-" by Standard & Poor's Investment Services ("Standard & Poor's") and "Baa3" by Moody's Investor's Services ("Moody's"). Proceeds from the offering were used to reduce outstanding borrowings under the line of credit.

     On February 18, 1998, Bradley issued 392,638 shares of common stock to a unit investment trust at a price based upon the then market value of $20.375 per share (the "February 1998 Stock Offering"). Net proceeds from the offering of approximately $7.6 million were contributed to BOLP and were used to reduce outstanding borrowings under the line of credit.

     Subsequent to March 31, 1998, Bradley entered into a contract to sell One North State for approximately $84.5 million subject to normal and customary closing costs and adjustments, with the proceeds assumed to be used to pay down Bradley's line of credit. See "The Companies-Bradley." In addition, in May 1998, Bradley sold Holiday Plaza, a shopping center in Cedar Falls, Iowa, for approximately $1.9 million.

     The unaudited Pro Forma Condensed Statement of Income of Bradley is presented as if the acquisitions (including the probable acquisitions), the dispositions (including the probable disposition), the January 1998 Debt Issuance, and the February 1998 Stock Offering, described above, had been consummated on January 1, 1997, and with Bradley qualifying as a REIT and, therefore, incurring no federal income tax expense during the period January 1, 1997 through March 31, 1998.


                                                               ACQUISITION     DISPOSITION     OTHER
                                                  HISTORICAL  PROPERTIES (A)  PROPERTIES (B) ADJUSTMENTS  PRO FORMA
                                                  ----------  --------------  -------------  -----------  ----------
                                                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues:
 Rental income...................................  $    28,736      $4,882     $(3,797)     $        --        $29,821
 Other income....................................          619          21          --               --            640
                                                   -----------      ------     -------      -----------    -----------
   Total revenue.................................       29,355       4,903      (3,797)              --         30,461
                                                   -----------      ------     -------      -----------    -----------
Expenses:
 Operations, maintenance and
   management....................................        4,333         597        (522)              --          4,408
 Real estate taxes...............................        5,481         609      (1,059)              --          5,031
 Mortgage and other interest.....................        5,558          --          --            1,666(C)       7,224
 General and administrative......................        1,403          --          --               --          1,403
 Depreciation and amortization...................        4,963          --          --              830(D)       5,793
                                                   -----------      ------     -------      -----------    -----------
   Total expenses................................       21,738       1,206      (1,581)           2,496         23,859
                                                   -----------      ------     -------      -----------    -----------

Income before provision for loss on real estate
 investment and minority interest................        7,617       3,697      (2,216)          (2,496)         6,602
Provision for loss on real estate
 investment......................................         (875)         --         875               --             --
                                                   -----------      ------     -------      -----------    -----------
Income before allocation to minority interest....        6,742       3,697      (1,341)          (2,496)         6,602
Income allocated to minority interest............         (391)         --          --                8           (383)
                                                   -----------      ------     -------      -----------    -----------
Net income attributable to common stock..........  $     6,351      $3,697      (1,341)     $    (2,488)       $ 6,219
                                                   ===========      ======     =======      ===========    ===========

Weighted average common shares outstanding
 --basic(E)......................................   23,301,629                                              23,532,849
Basic and diluted income per
 common share: (E)...............................        $0.27                                                   $0.26
                                                   ===========                                             ===========

EXPLANATORY NOTES

(A) Increase represents historical operating revenues and expenses on properties acquired in 1998, or probable of acquisition subsequent to March 31, 1998 for the period Bradley did not own such properties.

(B) Decrease represents the elimination of historical operating revenues and expenses of properties sold or probable of being sold subsequent to March 31, 1998.

(C) Mortgage and other interest has been increased to reflect the pro forma borrowings for property acquisitions for the period during which Bradley did not own such properties, net of the reduction for the application of net proceeds from the property dispositions and the February 1998 Stock Offering to pay down the line of credit for the period during which Bradley owned such properties, and for the period preceding the stock offering, an interest rate of 6.50%, which was Bradley's approximate borrowing rate at May 30, 1998. Mortgage and other interest has been increased for the January 1998 Debt Issuance for the period preceding the issuance. A 0.125% change in the variable rate would result in a change in the pro forma interest adjustment of approximately $11,000.


Increase in interest expense attributable to
       acquisition activities........................      $ 3,007
   Decrease in interest expense attributable to
       disposition activities........................       (1,360)
   Decrease in interest expense attributable to
       the February 1998 Stock Offering..............          (65)
   Net increase in interest expense attributable to
       the January 1998 Debt Issuance................           84
                                                           -------

   Pro forma adjustment..............................      $ 1,666
                                                           =======

(D) Depreciation and amortization has been increased to give effect to recording the property acquisitions (including the probable acquisitions) over a depreciable life of 39 years, for the period which Bradley did not own such properties, net of the reduction for properties sold or probable of being sold subsequent to March 31, 1998 for the period which Bradley owned such properties, as follows:

    Increase in depreciation and amortization
       attributable to acquisition activities.................  $887
    Decrease in depreciation and amortization
       attributable to disposition activities.................   (57)
                                                                ----

   Pro forma adjustment.......................................  $830
                                                                ====

(E) A reconciliation of the numerator and denominator used to compute basic EPS to the numerator and denominator used to compute diluted EPS is as follows:


                                          BRADLEY HISTORICAL                  BRADLEY PRO FORMA
                                  NUMERATOR   DENOMINATOR  PER SHARE  NUMERATOR   DENOMINATOR  PER SHARE
                                  ----------  -----------  ---------  ----------  -----------  ---------

Basic EPS:
Net income attributable to
 common stock...................  $6,351,000   23,301,629      $0.27  $6,219,000   23,532,849      $0.26

Effect of dilutive securities:
Dilutive options exercised......          --       54,379                     --       54,379
Conversion of LP Units..........     391,000    1,435,311                383,000    1,435,311
                                  ----------   ----------             ----------  -----------

Diluted EPS:
Net income attributable to
 common stock...................  $6,742,000   24,791,319      $0.27  $6,602,000   25,022,539      $0.26
                                  ==========   ==========  =========  ==========  ===========  =========

                           BRADLEY REAL ESTATE, INC.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

    The unaudited Pro Forma Condensed Combined Statement of Income is presented as if the Merger had been consummated on January 1, 1997, and with Bradley qualifying as a REIT and, therefore, incurring no federal income tax expense during the period January 1, 1997 through December 31, 1997. The Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of Bradley's management, all adjustments necessary to reflect the effects of these transactions have been made.

    This unaudited Pro Forma Condensed Combined Statement of Income is presented for comparative purposes only and is not necessarily indicative of what the actual results of operations of Bradley would have been for the periods presented, nor does it purport to represent the results to be achieved in future periods. This unaudited Pro Forma Condensed Combined Statement of Income should be read in conjunction with, and is qualified in its entirety by the pro forma condensed statement of income of Bradley and the respective historical financial statements and notes thereto of Bradley and Mid-America, incorporated by reference into this Proxy Statement/Prospectus.

                                                                YEAR ENDED DECEMBER 31, 1997
                                                 ------------------------------------------------------------
                                                   BRADLEY                                         BRADLEY
                                                  PRO FORMA                      PRO FORMA        PRO FORMA
                                                    PRIOR         MID-AMERICA      MERGER     AS ADJUSTED FOR
                                               TRANSACTIONS(A)   HISTORICAL(B)   ADJUSTMENTS        MERGER
                                               ---------------   -------------   -----------  ---------------
                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues:
 Rental income.................................     $116,453         $22,478          $    --      $   138,931
 Other income..................................        1,632             787               --            2,419
                                                  ----------      ----------       ----------       ----------
  Total revenue................................      118,085          23,265               --          141,350
                                                  ----------      ----------       ----------       ----------

Expenses:
 Operations, maintenance and
  management...................................       16,478           4,316               --           20,794
 Real estate taxes.............................       19,069           2,952               --           22,021
 Mortgage and other interest...................       27,739           5,539             (845)(C)       32,433
 General and administrative....................        5,123           1,985           (1,300)(D)        5,808
 Non-recurring stock based
  compensation.................................        3,415              --               --            3,415
 Depreciation and amortization.................       21,111           4,981           (1,910)(E)       24,182
                                                  ----------      ----------       ----------       ----------
  Total expenses...............................       92,935          19,773           (4,055)         108,653
                                                  ----------      ----------       ----------       ----------

Income before net gain on sale of properties,
 equity in earnings of partnership and
 minority interest.............................       25,150           3,492            4,055           32,697
Net gain on sale of properties.................           --             130             (130)              --
Equity in earnings of partnership..............           --           1,026              260(E)         1,286
Income allocated to minority
 interest......................................       (1,568)             --               --           (1,568)
                                                  ----------      ----------       ----------       ----------
Income from operations.........................       23,582           4,648            4,185           32,415

Preferred Share Distributions..................           --              --           (7,308)(F)       (7,308)
                                                  ----------      ----------       ----------       ----------

Income from operations attributable to
 common stock..................................     $ 23,582         $ 4,648          $(3,123)     $    25,107
                                                  ==========      ==========       ==========       ==========

Weighted average common shares
 outstanding-basic(G)..........................   22,963,982                                        22,963,982

Basic and diluted income from operations
 per common share(G)...........................        $1.03                                             $1.09
                                                  ==========                                        ==========


____________________

NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(A) See page 89 for the pro forma condensed statement of income giving effect to prior Bradley transactions.

(B) Represents historical operating results as reported by Mid-America for the year ended December 31, 1997.

(C) Represents the net reduction in interest expense for the prepayment of certain Mid-America mortgage indebtedness with Bradley's line of credit at Bradley's current interest rate of 6.5%, combined with the reduction in interest expense to reflect the estimated market interest rate of approximately 7.25%, in accordance with the purchase method of accounting, partially offset by an increase in interest expense for the payment of fees and expenses related to the Merger of approximately $4,850,000, at an interest rate of 6.5%, as follows (in thousands):


     Elimination of historical interest on
      mortgages expected to be prepaid................................  $(2,263)
     Interest on Bradley's line of credit
      expected to be used to prepay debt..............................    1,652
     Reduction of Mid-America interest to
      reflect a market rate...........................................     (549)
     Interest on Bradley's line of credit for
      merger fees and expenses........................................      315
                                                                        -------

     Pro forma adjustment.............................................  $  (845)
                                                                        =======

(D) Represents general and administrative cost savings which have been estimated based upon historical costs for those items which will be eliminated as a result of the Merger, as follows (in thousands):


     Salaries and benefits............................................   $  906
     D&O Insurance and director fees..................................      230
     Professional fees................................................      136
     Other............................................................       28
                                                                         ------

     Pro forma adjustment..............................................  $1,300
                                                                         ======

(E) Depreciation and amortization changes relate to recording Mid-America's properties at Bradley's purchase price and related depreciation utilizing an estimated useful life of 39 years and a depreciable basis of approximately $119,771,000, and the elimination of historical amortization of Mid-America's deferred assets in accordance with the purchase method of accounting, as follows (in thousands):

    Pro forma depreciation expense ($119,771 over 39 years)...... $  3,071
    Mid-America depreciation and amortization....................   (4,981)
                                                                    ------
    Pro forma adjustment......................................... $ (1,910)
                                                                  ========

    The pro forma adjustment to the equity in earnings of partnership reflects the adjustment to depreciation and amortization of the partnership resulting from recording the investment in partnership at Bradley's purchase price.

(F) Preferred share distributions are calculated using an annual dividend rate of $2.10 per share for 3,480,000 shares of Series A Preferred Stock.

(G) A reconciliation of the numerator and denominator used to compute basic EPS to the numerator and denominator used to compute diluted EPS is as follows:

                                                 BRADLEY AS ADJUSTED FOR MERGER
                                               -----------------------------------
                                                NUMERATOR   DENOMINATOR  PER SHARE
                                               -----------  -----------  ---------

     Basic EPS:
     Income from operations attributable to
       common stock..........................  $25,107,000   22,963,982   $   1.09

     Effect of dilutive securities:
     Stock options...........................           --       42,451
     Stock-based compensation................           --          315
     Conversion of LP Units..................    1,568,000    1,523,587
                                               -----------   ----------

     Diluted EPS:
     Income from operations attributable to
       common stock..........................  $26,675,000   24,530,335  $    1.09
                                               ===========   ==========  =========


                           BRADLEY REAL ESTATE, INC.

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                     TO REFLECT PRIOR BRADLEY TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

    During 1997, Bradley acquired 25 shopping centers aggregating over 3.1 million square feet of GLA for an aggregate cost of approximately $189.3 million and from January 1, 1998 through May 31, 1998, has acquired 11 properties aggregating 1.4 million square feet of GLA for an aggregate acquisition price of approximately $94 million. Consideration paid for such acquisitions included cash (provided primarily from the bank line of credit), assumption of mortgage indebtedness and the issuance of Units of BOLP to contributors of properties acquired. In addition, as of June 1, 1998, Bradley has entered into contracts to acquire an additional eight shopping centers for an estimated purchase price of approximately $94.8 million which it believes will close. See "The Companies-Bradley." During the period from January 1, 1997 through June 1, 1998, Bradley sold five shopping centers for net proceeds of approximately $21.3 million utilizing the net proceeds to pay-down its line of credit.

    In December 1997, Bradley entered into a new $200 million unsecured line of credit facility with a syndicate of banks, replacing the previous $150 million unsecured line of credit. The line of credit bears interest at a rate equal to the lowest of (i) the lead bank's base rate, (ii) a spread over LIBOR ranging from 0.70% to 1.25% depending on the credit rating assigned by national credit rating agencies, or (iii) for amounts outstanding up to $100 million, a competitive bid rate solicited from the syndicate of banks. Based on the current credit rating assigned by Standard & Poor's and Moody's, the spread over LIBOR is 1.00%, which represents a reduction in the spread over LIBOR from the previous $150 million line of credit by 0.50%.

    On November 26, 1997, Bradley prepaid a REMIC mortgage note (the "REMIC Prepayment") primarily with the proceeds of an offering of $100 million of 7% unsecured Notes due November 15, 2004 (the "November 1997 Debt Issuance"). The effective interest rate on the unsecured Notes is approximately 7.19%. The issue was rated "BBB-" by Standard & Poor's and "Baa3" by Moody's.

    In December 1997, Bradley issued 1,290,000 shares of common stock pursuant to two separate public offerings (the "December 1997 Stock Offerings"). Net proceeds from the offerings, approximately $24.9 million, were contributed to BOLP and were used to reduce outstanding borrowings under the line of credit.

    On January 28, 1998, Bradley through BOLP issued $100 million, 7.2% ten-year unsecured Notes maturing January 15, 2008 (the "January 1998 Debt Issuance"). The effective interest rate on the unsecured Notes is approximately 7.61%. The issue was rated "BBB-" by Standard & Poor's and "Baa3" by Moody's. Proceeds from the issue were used to reduce the outstanding borrowings under the line of credit.

    On February 18, 1998, Bradley issued 392,638 shares of common stock to a unit investment trust at a price based upon the then market value of $20.375 per share (the "February 1998 Stock Offering"). Net proceeds from the offering of approximately $7.6 million were contributed to BOLP and were used to reduce outstanding borrowings under the line of credit.

    Subsequent to March 31, 1998, Bradley entered into a contract to sell One North State for approximately $84.5 million subject to normal and customary closing costs and adjustments, with the proceeds assumed to be used to pay down Bradley's line of credit. See "The Companies-Bradley."

    The unaudited Pro Forma Condensed Statement of Income is presented as if all of the acquisitions (including the probable acquisitions), the dispositions (including the probable disposition), the replacement of the previous line of credit with the new line of credit, the REMIC Prepayment, the November 1997 Debt Issuance, the December

1997 Stock Offerings, the January 1998 Debt Issuance, and the February 1998 Stock Offering, described above, had been consummated on January 1, 1997, and with Bradley qualifying as a REIT and, therefore, incurring no federal income tax expense during the period January 1, 1997 through December 31, 1997.

                                                           ACQUISITION     DISPOSITION        OTHER
                                             HISTORICAL   PROPERTIES (A)  PROPERTIES (B)   ADJUSTMENTS      PRO FORMA
                                           ------------  --------------  --------------  --------------    ----------
                                                           (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues:
 Rental income...........................  $    96,115         $37,903        $(17,565)     $     --        $116,453
 Other income............................        1,437             189               6            --           1,632
                                           -----------         -------        --------   -----------      ----------
  Total revenue..........................       97,552          38,092         (17,559)           --         118,085
                                           -----------         -------        --------   -----------      ----------

Expenses:
 Operations, maintenance
  and management.........................       14,012           5,322          (2,856)           --          16,478
 Real Estate taxes.......................       18,398           5,291          (4,620)           --          19,069
 Mortgage and other
  interest...............................       16,562              --              --        11,177(C)       27,739
 General and administrative..............        5,123              --              --            --           5,123
 Non-recurring stock-based
  compensation...........................        3,415              --              --            --           3,415
 Depreciation and
  amortization...........................       16,606              --              --         4,505(D)       21,111
                                           -----------         -------        --------   -----------      ----------
 Total expenses..........................       74,116          10,613          (7,476)       15,682          92,935
                                           -----------         -------        --------   -----------      ----------

Income before net gain on sale of
  properties and extraordinary
  item...................................       23,436          27,479         (10,083)      (15,682)         25,150
Net gain on sale of properties...........        7,438              --          (7,438)           --              --
                                           -----------         -------        --------   -----------      ----------
Income before extraordinary item and
  allocation to minority interest........       30,874          27,479         (17,521)      (15,682)         25,150
Income allocated to minority interest....       (1,116)             --              --          (452)         (1,568)
                                           -----------         -------        --------   -----------      ----------
Income before extraordinary item.........  $    29,758         $27,479        $(17,521)     $(16,134)       $ 23,582
                                           ===========         =======        ========   ===========      ==========

Weighted average shares
  outstanding -- basic(E)................   21,776,146                                                    22,963,982

Basic and diluted income per
  common share:
 Income before extraordinary item(E).....        $1.36                                                         $1.03
                                           ===========                                                    ==========


EXPLANATORY NOTES

(A) Increase represents historical operating revenues and expenses on properties acquired in 1997 and 1998, or probable of acquisition subsequent to December 31, 1997, for the period Bradley did not own such properties.

(B) Decrease represents the elimination of historical operating revenues and expenses, and net gain on sale of properties disposed of during 1997 and 1998 or probable of being sold for the period during which Bradley owned such properties.

(C) Mortgage and other interest has been increased to reflect the pro forma borrowings for property acquisitions for the period during which Bradley did not own such properties, net of the reduction for the application of net proceeds from the property dispositions and the December 1997 and February 1998 Stock Offerings to pay down the line of credit for the period during which Bradley owned such properties, and for the period preceding the Stock Offerings, at an interest rate of 6.50%, which was Bradley's approximate borrowing rate at May 30, 1998. Mortgage and other interest has been increased for the November 1997 and January 1998 Debt Issuances, net of the reduction for the application of net proceeds of such Debt Issuances to pay down the $100 million REMIC Note and the line of credit, respectively, at the applicable effective interest rates. Mortgage and other interest has been decreased by the net reduction in interest expense resulting from the December 1997 paydown of the existing line of credit facility with proceeds from the new line of credit facility. A 0.125% change in the variable rate would result in a change in the pro forma interest adjustment of approximately $19,000.

   Increase in interest expense attributable to
     acquisition activities...............................  $18,885
   Decrease in interest expense attributable to
     disposition activities...............................   (6,369)
   Decrease in interest expense attributable to
     the Stock Offerings..................................   (1,987)
   Net increase in interest expense attributable to
     the Debt Issuances...................................    1,092
   Net decrease in interest expense attributable to
     the paydown of the existing line of credit
     facility with proceeds from the new line of
     credit facility......................................     (444)
                                                               ----
   Pro forma adjustment...................................  $11,177
                                                            =======

(D) Depreciation and amortization has been increased to give effect to recording the property acquisitions (including probable acquisitions) over a depreciable life of 39 years, for the period which Bradley did not own such properties, net of the reduction for properties disposed for the period which Bradley owned such properties, as follows:

   Increase in depreciation and amortization
     attributable to acquisition activities...............  $ 5,899
   Decrease in depreciation and amortization
     attributable to disposition activities...............   (1,394)
                                                            -------

   Pro forma adjustment...................................  $ 4,505
                                                            =======

(E) A reconciliation of the numerator and denominator used to compute basic EPS to the numerator and denominator used to compute diluted EPS is as follows:

                                              BRADLEY HISTORICAL                   BRADLEY PRO FORMA
                                     NUMERATOR   DENOMINATOR  PER SHARE    NUMERATOR   DENOMINATOR  PER SHARE
                                    -----------  -----------  ----------  -----------  -----------  ---------

Basic EPS:
Income before extraordinary item..  $29,758,000   21,776,146  $     1.36  $23,582,000   22,963,982      $1.03

Effect of dilutive securities:
Stock options.....................           --       42,451                       --       42,451
Stock-based compensation..........           --          315                       --          315
Conversion of LP Units............    1,116,000      799,938                1,568,000    1,523,587
                                    -----------   ----------               ----------  -----------

Diluted EPS:
Income before extraordinary item..  $30,874,000   22,618,850  $     1.36  $25,150,000   24,530,335      $1.03
                                    ===========   ==========  ==========  ===========  ===========  =========


DOCSC\657526.2